UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 19, 2020 (the “Petition Date”), Valaris plc (“Legacy Valaris” or “Predecessor”) and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") in the Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") under the caption In re Valaris plc, et al., Case No. 20-34114 (MI) (the “Chapter 11 Cases”). On March 3, 2021, the Bankruptcy Court confirmed the Debtors' chapter 11 plan of reorganization (as amended, modified or supplemented from time to time the "Plan").

In connection with the Chapter 11 Cases, on and prior to April 30, 2021 (the "Effective Date"), Legacy Valaris effectuated certain restructuring transactions, pursuant to which the successor company, the Company (as defined below), was formed and through a series of transactions Legacy Valaris transferred to a subsidiary of the Company substantially all of the subsidiaries, and other assets, of Legacy Valaris.

On the Effective Date, we successfully completed our financial restructuring and together with the Debtors emerged from the Chapter 11 Cases. See "Chapter 11 Cases and Emergence from Chapter 11" below for a summary of the terms of The Plan.

References to the financial position and results of operations of the "Successor" relate to the financial position and results of operations of the Company after the Effective Date. References to the financial position and results of operations of the "Predecessor" refer to the financial position and results of operations of Legacy Valaris on and prior to the Effective Date. References to the “Company,” “we,” “us” or “our” in this Unaudited Pro Forma Condensed Consolidated Financial Information are to Valaris Limited, together with its consolidated subsidiaries, when referring to periods following the Effective Date, and to Legacy Valaris, together with its consolidated subsidiaries, when referring to periods prior to and including Effective Date.

Upon emergence from bankruptcy, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC Topic 852”) under accounting principles generally accepted in the United States of America (“GAAP”), we qualified for and applied fresh start accounting, which resulted in the Company becoming a new entity for financial reporting purposes. Our reorganization value was allocated to the Company’s identifiable tangible and intangible assets and liabilities based on their fair values (except for deferred income taxes). The amount of deferred income taxes recorded was determined in accordance with the applicable income tax accounting standard.

Reorganization value represents the fair value of the Successor's total assets and was derived from the enterprise value associated with the Plan, which represents the estimated fair value of an entity's long-term debt and equity less unrestricted cash upon emergence from chapter 11. As set forth in the disclosure statement and approved by the Bankruptcy Court, third-party valuation advisors estimated the enterprise value to be between $1,860.0 million and $3,145.0 million. The enterprise value range of the reorganized Debtors was determined primarily by using a discounted cash flow analysis. The value agreed in the Plan is indicative of an enterprise value at the low end of this range, or $1,860.0 million.

Reorganization value in the amount of $2,595.6 million was determined by adding non-interest bearing current liabilities, cash adjustments and adjustments not contemplated in the enterprise value to the enterprise value of $1,860 million. Adjustments not contemplated in the enterprise value represent certain obligations that were either not contemplated or contemplated in a different amount in the forecasted cash flows of the enterprise valuation performed by third-party valuation advisors that, had they incorporated those anticipated cash flows into their analysis, the resulting valuation would have been different.

The enterprise value and corresponding implied equity value are dependent upon achieving the future financial results set forth in the valuation utilizing assumptions regarding future day rates, utilization, operating costs and capital requirements as of the Effective Date. All estimates, assumptions, valuations and financial projections, including the fair value adjustments, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, there is no assurance that the estimates, assumptions, valuations or financial projections will be realized, and actual results could vary materially.

Our historical financial statements are not comparable to our financial statements after emergence from chapter 11 due to the effects of the Plan and our application of fresh start accounting. As our Consolidated Balance Sheet as of December 31, 2021, included in our Form 10-K for the year ended December 31, 2021, reflects the application of fresh start accounting and the impacts of the Plan, no pro forma balance sheet is required. However, we have included an Unaudited Pro Forma Statement of Operations for the year ended December 31, 2021 that is based on the historical Consolidated Statement of Operations of the Company and also summarizes the impact of the reorganization, implementation of the Plan and application of fresh start accounting as if the effective date of emergence from bankruptcy had occurred on January 1, 2021, the beginning of the most recently completed fiscal year. The Pro Forma Statement of Operations has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses." You should read the Pro Forma Statement of Operations in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and our consolidated financial statements and related notes and other financial information included in our Form 10-K for the year ended December 31, 2021.

We have prepared the Pro Forma Statement of Operations for informational and illustrative purposes only and it does not purport to represent what the results of operations would have been had the respective transactions actually occurred on the date indicated, nor do we purport to project the results of operations for any future period. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Chapter 11 Cases and Emergence from Chapter 11

Upon emergence from the Chapter 11 Cases, we eliminated $7.1 billion of debt and obtained a $520 million capital injection by issuing the first lien secured notes (the "First Lien Notes"). On the Effective Date, the Legacy Valaris Class A ordinary shares were cancelled and common shares of the Company with a nominal value of $0.01 per share (the “Common Shares”) were issued. Also, former holders of Legacy Valaris' equity were issued warrants (the "Warrants") to purchase Common Shares.

On the Effective Date, in accordance with the Plan and Backstop Commitment Agreement, dated August 18, 2020 (as amended, the "BCA"), the Company consummated the rights offering of the First Lien Notes and associated shares in an aggregate principal amount of $550.0 million. In accordance with the BCA, certain holders of senior notes claims and certain holders of claims under the Revolving Credit Facility who provided backstop commitments received the backstop premium in an aggregate amount equal to $50.0 million in First Lien Notes and 2.7% of the Common Shares on the Effective Date. The Debtors paid a commitment fee of $20.0 million, in cash prior to the Petition Date, which was loaned back to the reorganized company upon emergence. Therefore, upon emergence the Debtors received $520 million in cash in exchange for a $550 million note, which includes the backstop premium.

Below is a summary of the terms of the Plan:

•Appointed six new members to the Company's Board of Directors to replace all of the directors of Legacy Valaris, other than the director also serving as President and Chief Executive Officer at the Effective Date, who was re-appointed pursuant to the Plan. All but one of the seven directors became directors as of the Effective Date and one became a director on July 1, 2021.

•Obligations under Legacy Valaris's outstanding senior notes (the "Senior Notes") were cancelled and the related indentures were cancelled, except to the limited extent expressly set forth in the Plan and the holders thereunder received the treatment as set forth in the Plan;

•The Legacy Valaris revolving credit facility (the "Revolving Credit Facility") was terminated and the holders thereunder received the treatment as set forth in the Plan;

•Holders of the Senior Notes received their pro rata share of (1) 38.48%, or 28,859,900, of Common Shares and (2) approximately 97.6% of the subscription rights to participate in the rights offering (the "Rights Offering") through which the Company offered $550 million of the First Lien Notes, which includes the backstop premium;

•Holders of the Senior Notes who participated in the Rights Offering received their pro rata share of approximately 29.3%, or 21,975,000, of Common Shares, and senior noteholders who agreed to backstop the Rights Offering received their pro rata share of approximately 2.63%, or 1,975,500 of Common Shares and approximately $48.8 million in First Lien Notes as a backstop premium;

•Certain Revolving Credit Facility lenders ("RCF Lenders") who participated in the Rights Offering received their pro rata share of approximately 0.7%, or 525,000 Common Shares, RCF Lenders who agreed to backstop the Rights Offering received their pro rata share of 0.07%, or 49,500 of Common Shares and approximately $1.2 million in First Lien Notes as a backstop premium;

•Senior noteholders, solely with respect to Pride International LLC's 6.875% senior notes due 2020 and 7.875% senior notes due 2040, Ensco International 7.20% Debentures due 2027, and the 4.875% senior notes due 2022, 4.75% senior notes due 2024, 7.375% senior notes due 2025, 5.4% senior notes due 2042 and 5.85% senior notes due 2044, received an aggregate cash payment of $26.0 million in connection with settlement of certain alleged claims against the Company;

•The two RCF Lenders who chose to participate in the Rights Offering received their pro rata share of (1) 5.3%, or 4,005,000 of Common Shares (2) approximately 2.427% of the First Lien Notes (and associated Common Shares), (3) $7.8 million in cash, and (4) their pro rata share of the backstop premium. The RCF Lenders who entered into the amended restructuring support agreement and elected not to participate in the Rights Offering received their pro rata share of (1) 22.980%, or 17,235,000 of Common Shares and (2) $96.1 million in cash;

•Holders of general unsecured claims are entitled to receive payment in full within ninety days after the later of (a) the Effective Date and (b) the date such claim comes due;

•375,000 Common Shares were issued and $5.0 million was paid to Daewoo Shipbuilding & Marine Engineering Co., Ltd (the "Shipyard");

•Legacy Valaris Class A ordinary shares were cancelled and holders received 5,645,161 in Warrants exercisable for one Common Share per Warrant at initial exercise price of $131.88 per Warrant, in each case as may be adjusted from time to time pursuant to the applicable warrant agreement. The Warrants are exercisable for a period of seven years and will expire on April 29, 2028;

•All equity-based awards of Legacy Valaris that were outstanding were cancelled;

•On the Effective Date, Valaris Limited entered into a registration rights agreement with certain parties who received Common Shares;

•On the Effective Date, Valaris Limited entered into a registration rights agreement with certain parties who received First Lien Notes; and

•There were no borrowings outstanding against our debtor-in-possession ("DIP") facility and there were no DIP claims that were not due and payable on, or that otherwise survived, the Effective Date. The DIP Credit Agreement terminated on the Effective Date.

Prior to our chapter 11 filing, we had contractual commitments for the construction of VALARIS DS-13 and VALARIS DS-14. On February 26, 2021, we entered into amended agreements with the shipyard that became effective upon our emergence from bankruptcy. The amendments provide for, among other things, an option construct whereby the Company has the right, but not the obligation, to take delivery of either or both rigs on or before December 31, 2023. Under the amended agreements, the purchase price for the rigs are estimated to be approximately $119.1 million for the VALARIS DS-13 and $218.3 million for the VALARIS DS-14, assuming a December 31, 2023 delivery date. Delivery can be requested any time prior to December 31, 2023 with a downward purchase price adjustment based on predetermined terms. If the Company elects not to purchase the rigs, the Company has no further obligations to the shipyard. The amended agreements removed any parent company guarantee.

VALARIS LIMITED AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(In millions, except per share amounts)

	Predecessor Historical	Successor Historical	Combined	Transaction Accounting Adjustments
	Four Months Ended April 30, 2021	Eight Months Ended December 31, 2021	Year Ended December 31, 2021	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma
OPERATING REVENUES	$397	$835	$1,232	$—		$—		$1,232
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	344	729	1,073	(7)	(a)	(17)	(d)	1,049
Loss on impairment	757	—	757	—		(757)	(e)	—
Depreciation	159	66	225	—		(127)	(f)	98
General and administrative	30	58	88	(3)	(b)	—		85
	1,290	853	2,143	(10)		(901)		1,232
EQUITY IN EARNINGS OF ARO	3	6	9	—		8	(g)	17
OPERATING INCOME (LOSS)	(890)	(12)	(902)	10		909		17
OTHER INCOME (EXPENSE), NET	(3,558)	20	(3,538)	(5,607)	(c)	9,200	(h)	55
INCOME (LOSS) BEFORE INCOME TAX	(4,448)	8	(4,440)	(5,597)		10,109		72
PROVISION FOR INCOME TAX	16	37	53	—		—		53
NET INCOME (LOSS)	(4,464)	(29)	(4,493)	(5,597)		10,109		19
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(3)	(4)	(7)	—		—		(7)
NET INCOME (LOSS) ATTRIBUTABLE TO VALARIS	$(4,467)	$(33)	$(4,500)	$(5,597)		$10,109		$12
INCOME (LOSS) PER SHARE
Basic and diluted	$(22.38)	$(0.44)	n/a					$0.16
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	200	75	n/a					75

The accompanying notes are an integral part to this Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Note 1 - Statements of Operations Pro Forma Adjustments - Reorganization Adjustments

(a)     Contract drilling expense

Represents the pro forma adjustments to contract drilling expense as follows (in millions):

Four Months Ended April 30, 2021
Remove holding costs associated with newbuild rigs	$(4)
Eliminate stock based compensation recognized in previous periods	(2)
Various other	(1)
$(7)

The pro forma adjustments remove previously recognized expense associated with holding costs of the VALARIS DS-13 and VALARIS DS-14 given that these costs are no longer considered in the amended agreement with the shipyard.

The pro forma adjustments remove previously recognized stock based compensation expense given that all unvested stock awards were cancelled pursuant to the Plan.

(b)     General and Administrative expense

The pro forma adjustment removes previously recognized stock based compensation expense given that all unvested stock awards were cancelled pursuant to the Plan.

(c)    Other expense, net

Represents the pro forma adjustments to other expense, net as follows (in millions):

	Four Months Ended April 30, 2021	Eight Months Ended December 31, 2021
Elimination of reorganization items, net	$(5,611)	$16
Interest expense related to the First Lien Notes	(16)	—
Various other	4	—
	$(5,623)	$16

The pro forma adjustments eliminate previously recognized reorganization expense for expenditures, gains and losses realized or incurred as of or subsequent to the Petition Date that are the direct result of the Chapter 11 cases. These costs include legal and other professional advisory service fees pertaining to the Chapter 11 Cases, contract items related to rejecting and amending certain operating leases and the effects of the emergence from bankruptcy.

The pro forma adjustments reflect the pro forma interest at the stated cash rate of 8.25% for our First Lien Notes issued as our exit financing as well as pro forma amortization on $5 million in related debt issuance costs. Interest on the First Lien Notes accrues, at Valaris’s option, at a rate of: (i) 8.25% per annum, payable in cash; (ii) 10.25% per annum, with 50% of such interest to be payable in cash and 50% of such interest to be paid in kind; or (iii) 12% per annum, with the entirety of such interest to be paid in kind.

Note 2 - Statements of Operations Pro Forma Adjustments - Fresh Start Adjustments

(d)     Contract drilling expense

Represents the pro forma adjustments to contract drilling expense as follows (in millions):

Four Months Ended April 30, 2021
Elimination of contract drilling expense for rigs sold	$(4)
Elimination of charges for materials and supplies	(13)
$(17)

The pro forma adjustments eliminate contract drilling expense associated with rigs sold prior to the Effective Date.

The pro forma adjustments reflect a change in our accounting policy election upon emergence to expense materials and supplies as a period cost when received.

(e)     Loss on impairment

The pro forma adjustments eliminate previously recognized losses on impairment related to assets that would not have been impaired had fresh start values been used for carrying values.

(f)     Depreciation

The pro forma adjustments eliminate all of our previously recorded depreciation expense for the period presented. Additionally, the pro forma adjustments reflect depreciation of our assets at emergence. The pro forma depreciation adjustment relates to the estimated fresh start fair value of our assets, primarily drilling rigs and related equipment, after adjusting depreciable lives and salvage values. Pro forma depreciation expense reflects an accounting policy change at emergence to separate certain rig-related assets into components with useful lives ranging from 5-35 years based on the expected period such component will provide economic benefit.

(g)    Equity in earnings of unconsolidated subsidiary

    The pro forma adjustment reflects adjustments to the equity in earnings of ARO. The pro forma adjustment reflects the elimination of previously recorded amortization of the estimated fair value basis difference between the equity investment and the carrying values of the underlying net assets of ARO and records the pro forma amortization of the fresh start fair value basis difference between the equity investment and the carrying values of the underlying net assets of ARO as of the Effective Date.

(h)    Other expense, net

Represents the pro forma adjustments to other expense, net as follows (in millions):

Four Months Ended April 30, 2021
Loss on fresh start adjustments recorded in reorganization items, net	$9,195
Amortization of ARO shareholder note valuation adjustment	10
Other	(5)
$9,200

The pro forma adjustments eliminate previously recognized reorganization expense related to the application of fresh start accounting upon emergence from bankruptcy.

The pro forma adjustments reflect the amortization of the fresh start fair value adjustment to our ARO shareholder notes.

The pro forma adjustments eliminate gains for rigs sold prior to the Effective Date.